ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004

ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

INDEX

      Page No.

FINANCIAL INFORMATION

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheet as of

March 31, 2004 and 2003 (unaudited)

3

Condensed Consolidated Statements of Operations for the

three months ended March 31, 2004 and 2003 (unaudited)

4

Condensed Consolidated Statements of Cash Flows for the

three months ended March 31, 2004 and 2003(unaudited)

5

NOTES TO CONDENSED CONSOLIDATE FINANCIAL STATEMENTS (unaudited)

Nature of Business and Basis of Preparation and Presentation

Nature of Business

6

Financial Presentation

6

Earnings Per Share

6

Common Stock Issued

6

Operations

7

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

7

Liquidity and Capital Resources

7

Five-year Maturity Schedule

8

Other Information

Legal Proceedings

9

Defaults Upon Senior Securities

11

Subsequent Events

11

Other Information

11

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2004   (Unaudited)

(Expressed in US Dollars)

	March 31, 2004 (Unaudited)	December 31, 2003 (audited)
ASSETS
Current Assets
Cash	$401,152	$627,291
Accounts receivable
Trade	3,458,090	3,833,812
Sale of assets	534,170	541,660
Other	26,709	40,552
Materials and supplies inventory	104,577	104,577
Prepaid expenses	-	41,228
Total current assets	4,524,698	5,189,120

Proved Oil & Gas Properties (full cost method)
net of accumulated depletion of $28,396,215 and $27,273,506	38,365,643	39,487,383

Property and Equipment
net of accumulated depreciation of $2,213,546 and $2,182,742	852,394	883,198

Other Assets
Notes receivable	37,313	40,685
Deposits and other assets	23,192	23,192

Total Assets	$43,803,240	$45,623,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable
Trade	$4,743,897	$4,910,152
Revenue distribution	859,050	763,664
Accrued expenses	34,686	134,287
Accrued interest	45,062	45,062
Current maturities of long-term debt	11,809,551	13,443,332
Total current liabilities	17,492,246	19,296,497

Long-Term Debt, less Current Maturities	97,931	99,005

Provision for Site Restoration	331,962	317,846

Deferred income taxes	-	-

Stockholders’ Equity
Preferred stock, no par value, authorized-unlimited, issued – none
Common stock, no par value, authorized-unlimited,
issued 52,848,870 shares in 2004 and 51,378,037 in 2003	59,097,738	58,895,708
Less subscriptions for 122,535 shares	(214,436)	(214,436)
Less 911,118 shares of treasury stock – at cost	(113,849)	(113,849)
Warrants and beneficial conversion feature	823,695	823,695
Accumulated deficit	(33,712,047)	(33,480,888)
Total stockholders’ equity	25,881,101	25,910,230

Total Liabilities and Stockholders’ Equity	43,803,240	45,623,578

      “signed Robert Calentine”

“signed Allan Thorne”

Robert L. Calentine, Director and CEO

Allan C. Thorne, CFO

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

	Period from January 1, 2004 to March 31, 2004 (Unaudited)	Period from January 1, 2003 to March 31, 2003 (Unaudited)

REVENUE:
Oil and gas sales	$2,226,484	$2,469,941
Product and service revenues	266,071	212,045
Total revenue	2,492,555	2,681,986

EXPENSES:
Oil and gas production	673,327	879,986
Operating expenses	156,120	185,386
General and administrative	536,670	469,645
Depreciation and depletion	1,167,629	773,929
Total expenses	2,533,746	2,308,946

EARNINGS (LOSS) FROM OPERATIONS	(41,191)	373,040

OTHER
Interest and financing expense	(189,968)	(224,521)

EARNINGS (LOSS) BEFORE INCOME TAXES	(231,159)	148,519

INCOME TAXES – CANADA	-	96,740
LOSS ON SALE OF ASSETS	-	45,639

NET EARNINGS (LOSS)	$(231,159)	$6,140

NET EARNINGS (LOSS) PER SHARE	$0.00	$0.00

WEIGHTED AVERAGE SHARES	52,023,827	45,911,370

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

(Expressed in US Dollars)

Period from January 1, 2004 to March 31, 2004 (Unaudited)		Period from January 1, 2003 to March 31, 2003 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(231,159)	$6,140
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Loss on sale of assets	-	45,639
Deferred income tax expense	-	96,740
Depreciation and depletion	1,153,513	773,929
Site restoration	14,116	6,719
Cash flow from operations	936,470	929,167

Change in assets and liabilities net of effects from:
Accounts receivable	396,102	2,121,223
Accounts payable and accrued liabilities	(1,804,251)	(4,206,485)
Prepaid expenses	45,553	(73,244)
Other	-	(3,569)
Net cash provided by (used in) operating activities	(426,126)	(1,232,908)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft repayments	-	(48,347)
Sale of common stock	202,030	995,243
Repayment of notes payable and long-term debt	(1,074)	(261,146)
Net cash provided by (used by) financing activities	200,956	685,750

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of other assets	-	655,117
Proceeds from sale of equipment	-	16,191
Proceeds from sale of oil and gas properties	-	203,795
Exploration and development cost capitalized	(969)	(176,367)
Net cash provided by (used by) investing activities	(969)	698,736

NET INCREASE (DECREASE) IN CASH	(226,139)	151,578

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	627,291	50,016

CASH AND CASH EQUIVALENTS - END OF PERIOD	$401,152	$201,594

SUPPLEMENTAL INFORMATION
Cash paid for interest	189,968	224,520

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

NATURE OF BUSINESS AND BASIS OF PREPARATION AND PRESENTATION

Nature of Business

Aspen Resources Corporation’s primary business focus is to build value through the development of its existing producing oil and gas properties by conducting an active exploitation program on these properties and pursuing the acquisition, development, and exploitation of oil and gas properties in both the United States and Canada that offer the potential for increased production while continuing to control cost.

Financial Statement Presentation

The Condensed Consolidated Financial Statements of Aspen Resources Corporation and Subsidiaries (collectively the "Company" or "Aspen") included herein have been prepared by Aspen without audit.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted U. S. accounting principles have been condensed or omitted, since Aspen believes that the disclosures included are adequate to make the information presented not misleading.  In the opinion of Management, the Condensed Consolidated Financial Statements include all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows as of the dates and for the periods presented.  These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included for the fiscal year ended December 31, 2003.

EARNINGS PER SHARE

Diluted earnings per share for the three month period ending March 31, 2004 and 2003 are the same as basic earnings per share because the exercise of potentially dilutive securities would not have an effect.

COMMON STOCK ISSUED

	2004		2003
	Number of Shares	Amount	Number of Shares	Amount
Balance, beginning of period	51,378,037	$58,895,708	39,378,037	$57,952,574
Transactions during the period
Private Placement			12,000,000	943,134
Exercised Purchase Warrants	1,470,833	$202,030	-	-

Balance, end of period	52,848,870	$59,097,738	51,378,037	$58,895,708

On April 5, 2004, the Company completed a private placement of 12 million special warrants at $0.25 each for gross proceeds of $3.0 million (Canadian).  Each special warrant is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $0.35 until April 5, 2005.  The common shares and warrants issued will carry a four-month hold period under Canadian securities laws from the date of close.

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ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

OPERATIONS

The Company's operations for the three month periods are carried on in the following geographic locations.

	US	Canada	Total
March 31, 2004
Total assets	36,680,667	7,122,573	43,803,240
Gross revenue	1,857,634	634,921	2,492,555
Net earnings (loss)	(26,284)	(204,875)	(231,159)
Earnings per share (loss)	(0.00)	(0.00)	(0.00)

March 31, 2003
Total assets	$38,914,280	$10,210,908	$49,125,188
Gross revenue	1,636,878	1,045,108	2,681,986
Net earnings (loss)	(109,983)	116,123	6,140
Earnings (loss) per share	(.002)	.002	0.00

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Results of Operations

Three Months Fiscal 2004 and Three Months 2003

During the three months ended March 31, 2004, Aspen had a net loss of $231,159 compared to net earning of $6,140 for the period ended March 31, 2003.  Income before interest, taxes, depreciation and other was $1,126,438 compared to $1,146,969 for the three months ended March 31, 2003.

Gross revenues decreased to $2,492,555 during the three months ended March 31, 2004, compared to $2,681,986 during the three months ended March 31, 2003, a decrease of 7.0%.  The decrease in gross revenues is mostly attributable to a decrease in production.

General and administrative expenses increased approximately 14 % to $536,670 during the three months ended March 31, 2004.  The increase reflects an increase in directors insurance premiums.

Interest and financing expenses have decreased due to the decrease in average bank debt.

Liquidity and Capital Resources

As of March 31, 2004, Aspen has a working capital deficit of $12,967,548 compared to a working capital deficit of $15,199,863 at March 31, 2003.  Aspen intends to bring the US banking facility in full compliance and will reclassify $7,373,752 of the current loan to long-tem debt.  The Company will finance its development activities with cash flow, as well as with the proceeds from private placements, exercise of warrants, traditional bank debt and the sale of non-core assets.  No assurance can be given that the Company will be successful in these efforts.

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ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

As at March 31, 2004, Aspen has bank production loans payable in both wholly owned subsidiaries, Aspen Endeavour Resources Inc. (Canada) and Aspen Energy Group Inc. (US).  Details are as follows:

Notes Payable & Long Term Debt – Canadian Operations	2004

Canadian Western Bank

Demand revolving $1,780,000 production loan, repayable in equal monthly installments of $95,387 commencing January 1, 2004 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties	1,201,883

Less – current portion	(1,201,883)
-

Other notes payable and long term debt	70,914
Less – current portion	(58,949)
11,965

Notes Payable & Long Term Debt – U.S. Operations

Aspen Energy Group Inc. bank loan
Demand non-revolving production loan	9,233,752

United Cementing and Acid Co. Inc.
Equipment installment loans	317,613

Aspen Group Resources Corporation
Demand non-revolving production loan	1,083,320

Other
Less – current portion	(10,548,719)
85,966

Total long term debt, less current maturities	$97,931

The Aspen Endeavour Resources loans bear interest at prime plus 0.75% and are secured by a $5 million fixed and floating charge debenture covering the various Canadian petroleum and natural gas leases.  Aspen Endeavour is in compliance with all banking requirements.

Five-year maturity schedule

Long-term debt is due as follows:

2004	$11,809,551
2005	51,650
2006	46,281

On October 4, 2002, Aspen Energy Group Inc. was notified that it was in default of the US Banking Credit Agreement for the quarterly period ending June 30, 2002.  Management is currently in negotiations with the US banker to remedy these defaults.  Due to the non-compliance of the US bank requirements, the Company has reclassified its $9,233,752 long-term debt to current.

OTHER INFORMATION

Legal Proceedings

The Company, and its subsidiaries, in the normal course, are sometimes named as defendants in litigation.  The nature of these claims is related to disputes arising from services provided by outside contractors or for delinquent payments.  The Company does not expect that the results of any of these proceedings will have a material adverse effect on the Company’s financial position

a)

Bruce J. Scambler and JMEKS, Inc. vs. Jack E. Wheeler, Crown Partners, LLC Minerals Division, Aspen Resources Corporation, Inc., and Cotton Valley Resources Corporation; Case No. CJ-2000-6912-62; D.C. Oklahoma County; Petition filed 9/20/00.

The Company was named as a defendant in an action filed in September 2000 whereby a former officer of the Company alleged a breach of a Settlement and Release Agreement.  The Company was unsuccessful in defending this action and a judgment in the amount of $385,000 plus estimated interest and legal fees of $50,000 was granted against the Company and the former CEO.  The Company is jointly and severally liable along with the CEO for this amount.  Of this amount, the Company has made a provision for the total, which has been recorded as a liability at December 31, 2002 and charged to operations in 2002.  Judgment was paid in full during 2003.

b)

Duke Energy Trading and Marketing, LLC vs. Aspen Resources Corporation; Case No. 2002-02095; D.C. Harris County, Texas; Petition filed on 1/18/02.

The Company was named as a defendant in an action January 2002 whereby the Company allegedly executed a written Guaranty in October 2000, on behalf of a corporation that the Company was in the midst of merger negotiations, to a third party guaranteeing a potential liability up to $2,300,000.  The Company claims that since the merger negotiations never came to fruition, that the Guaranty was cancelled and there is no liability to the Company.    Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

c)

615436 Alberta Ltd. vs. Aspen Endeavour Resources Inc.; Action No. 0201-17345; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/12/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002 whereby a company controlled by an officer of the Company claims that it is owed for a promissory note signed by the Canadian subsidiary of the Company in October 1994 in the amount of Cdn $250,000 plus interest.  The Company is defending this action, as it believes it is not a liability of the Company and therefore, no liability has been accrued in these financial statements.

d)

Jeffrey Chad and Riechad Incorporated vs. Aspen Endeavour Resources Inc.; Action No. 0201-17493; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/16/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002, whereby an officer of the Company claims it is owed the sum of Cdn $440,000 pursuant to a suspension and redefinition of his consulting agreement.  Jeffrey Chad and Riechad Incorporated received a judgment in their favor for $306,000 (Canadian) in December 2003.  Judgement was paid in full in January 2004.

e)

Jack Wheeler vs. Aspen Resources Corporation; Case No. CIV-03-0180, filed in the United States District Court for the Western District of Oklahoma.

The past CEO alleges that the Company breached his employment contract by not paying sums due under the contract.  Management intends to vigorously defend the case and has filed a counterclaim.  See (f) below.

f)

Aspen Resources Corporation and Aspen Energy Group, Inc. vs. Wheeler and Wheeler and Sons Oil & Gas LLC, Canadian County Oklahoma Case No. CJ-2003-281.  Petition filed on 05/15/03.

The Company alleges that the previous CEO committed fraud, embezzlement, breach of fiduciary duty, usurping of corporate opportunities and similar claims relating to his position as an officer and director of the Company.  Management intends to vigorously pursue the claim and to defend the counterclaim.

g)

Aspen Resources Corporation and Aspen Energy Group, Inc. vs. Lenard Briscoe and LCB Resources, Inc., Canadian County Oklahoma, Case no. CJ-2003-307.  Petition filed on 05/27/03.

The Company has sued a past director and his private corporation, LCB Resources, Inc., alleging wide ranging fraud, breach of fiduciary duty, usurping corporate assets in connection with his service as an officer and director of the Company.  (See (h) below).  Management intends to pursue the case vigorously.

h)

LCB Resources and Lenard Briscoe vs. Aspen Energy Group, Inc., Kingfisher County, Oklahoma, Case No. CJ-2003-96.  Petition filed on 05/27/03

The past director has counter sued alleging the Company’s subsidiary has failed to pay royalties owed on certain oil and gas properties, has mismanaged those properties and has sold oil wells in which the past director has an interest, but has not paid him.  Management intends to vigorously defend this case.  No liability has been accrued in these financial statements for this amount.

i)

R. Charles Allen vs. Aspen Resources Corporation, Jack E. Wheeler, James E. Hogue, Wayne T. Egan, Anne Holland, Randall B. Kahn, Lenard Briscoe, Peter Lucas, Lane Gorman Trubitt L.L.P. and WierFourlds L.L.P.; Action #02-CV241587CP

The Company was named as a defendant, on a joint and several basis, along with the then directors, auditors and legal counsel of the Company in an Action dated December 30, 2002, whereby the plaintiff is seeking an order rescinding the take-over bid dated November 22, 2001 by the Company for the purchase of securities of Endeavour Resources Inc. along with damages in the amount of Cdn $10,000,000.  The Company is defending this action, as it believes it is not a liability of the Company, the outcome of which is undeterminable.  Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

j)

Riechad Incorporated vs. Aspen Endeavour Resources Inc.:  Action No. 0201 – 17515; Court of Queen’s Bench of Alberta, Judicial District of Calgary; Counterclaim filed 07/07/03.

Aspen Endeavour Resources Inc. was named as a defendant in a counterclaim action commenced July 2003 whereby a company controlled by a past director and officer of Aspen Endeavour Resources Inc. claims that it is owed for related party transactions of Cdn $736,969.  The Company has previously recorded Cdn $28,115 towards this claim.  The Company is defending any amounts in excess of the Cdn $28,115.

k)

615433 Alberta Ltd. vs. Aspen Endeavour Resources Inc.:  Action No. 0401 – 06892 Court of Queen’s Bench of Alberta, Judicial District of Calgary; Petition filed 04/29/04.

On April 29, 2004 Aspen Endeavour Resources Inc. was named as a defendant in an action commenced whereby a company (615433 Alberta Ltd.) controlled by a past officer/director of Aspen Endeavour Resources Inc. claimed that it is owed for an income tax notice of reassessment in amounts of Cdn $239,641 due to a 1999 flow through share transaction.  The company is defending this action, as it believes it is not a liability of the company and therefore, no liability has been accrued in these financial statements.

Notes Page #

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

l)

114161 Resources Ltd. vs. Aspen Endeavour Resources Inc.:  Action No 0401 – 06893 Court of Queen’s Bench of Alberta, Judicial District of Calgary; Petition filed 04/29/04.

On April 29, 2004 Aspen Endeavour Resources Inc. was named as a defendant in an action commenced whereby a company (114161 Resources Ltd.) controlled by a past officer/director of Aspen Endeavour Resources Inc. claimed that it is owed for an income tax notice of reassessment in amounts of Cdn $360,934 due to a 1999 flow through share transaction.  The company is defending this action, as it believes it is not a liability of the company and therefore, no liability has been accrued in these financial statements.

m)

Aspen Energy Group Inc. vs. Jack Wheeler, Butler County, Kansas Case No. 03-C-189.

The lawsuit alleges that while serving as chairman of the board and chief executive officer, Jack Wheeler convinced the board of directors to grant him an overriding royalty interest in certain Aspen properties in lieu of a bonus.  However, Wheeler failed to inform the board that such an overriding royalty interest would violate Aspen’s loan covenants with its bank.  When the bank learned of the overrides it insisted that Wheeler return the overriding royalty interests to Aspen.  Wheeler executed such reassignments.  After his departure from Aspen, Wheeler began claiming that he did not fully reassign his overriding royalty interests to Aspen.  Aspen filed an action in Butler County, Kansas to quiet title in these wells.  Wheeler counterclaimed, asking that title be quieted in his favor.  Management intends to vigorously pursue the claim and to defend the counterclaim.

Defaults Upon Senior Securities

As discussed in Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources above, the Company is negotiating with its primary lender in an attempt to remedy a default under its credit agreement.

Subsequent Events

On April 5, 2004, the Company completed a private placement of 12 million special warrants at $0.25 each for gross proceeds of $3.0 million (Canadian).  Each special warrant is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $0.35 until April 5, 2005.  The common shares and warrants issued carry a four-month hold period under Canadian securities laws from the date of close.

Other Information

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this filing, and elsewhere (such as in other filings by Aspen Resources with the Commission, press releases, presentations by Aspen Resources Corporation or its management and oral statements) constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aspen Resources Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, (i) significant variability in Aspen’s quarterly revenues and results of operations as a result of variations in the Aspen's production in a particular quarter while a significant percentage of its operating expenses are fixed in advance, (ii) changes in the prices of oil and gas, (iii) Aspen's ability to obtain capital and (iv) other risk factors commonly faced by small oil and gas companies.

Notes Page #